                                                                    EXHIBIT 99.4

              EVERGREENBANCORP, INC. AMENDED 2000 STOCK OPTION PLAN
                     INCENTIVE STOCK OPTION LETTER AGREEMENT

TO: __________________________

      The Plan Administrator of the EvergreenBancorp, Inc. Amended 2000 Stock Option Plan (the "Plan") is pleased to inform you that you have been selected to receive a grant of an incentive stock option under the Plan. Subject to the terms and conditions set forth below and in the Plan, you are hereby granted an incentive stock option under the Plan for the purchase of ______________ shares of the Common Stock (or a successor class of stock) of EvergreenBancorp, Inc. (the "Company") at an exercise price of $__________ per share. A copy of the Plan is attached and incorporated into this Agreement by reference.

      TERM: The term of the option is ten years from the date of this Agreement and therefore, to the extent not exercised, will automatically terminate on _____________________, unless sooner terminated.

      EXERCISE: During your lifetime, only you can exercise the option. The Plan also provides for exercise of the option by the personal representative of your estate or the beneficiary thereof following your death. You may use the Notice of Exercise of Incentive Stock Option in the form attached to this Agreement when you exercise the option.

      PAYMENT FOR SHARES: At the discretion of the Plan Administrator, the option may be exercised by the delivery of cash, personal check (unless the Plan Administrator decides at the time of exercise not to accept a personal check), bank certified or cashier's check, or Company stock. At the sole discretion of the Plan Administrator, all or part of the required payment may be pursuant to an alternative arrangement, according to the terms dictated by the Plan Administrator and the Plan.

      TERMINATION: If your employment with the Company terminates, the unvested portion of the option will expire. If you are terminated for "cause," as defined in the Plan, your entire unexercised option immediately terminates, including vested and unvested amounts. For a termination other than cause, and for reasons other than death or disability, vested portions of outstanding options may be exercised for up to three months following your termination, unless the term of the option expires sooner. If your termination is due to death or "permanent and total disability" (as defined in the Plan), you (or your estate or beneficiary) may exercise the vested portion of your option for one year following your termination, unless the term of the option expires sooner.

      TRANSFER OF OPTION: The option is not transferable except by will or by the applicable laws of descent and distribution, following your death.

      VESTING:

    PERIOD OF YOUR CONTINUOUS EMPLOYMENT              PORTION OF TOTAL OPTION WHICH
WITH THE COMPANY FROM THE DATE OF THIS LETTER                 IS EXERCISABLE
---------------------------------------------         -----------------------------
                After 1 year                                       20%
                after 2 years                                      40%
                after 3 years                                      60%
                after 4 years                                      80%
                after 5 years                                     100%

In the event your employment is involuntarily terminated other than for cause within one (1) year following a Change of Control, then all of the options outstanding under this Letter Agreement will vest and become exercisable.

      TAXATION: The date of grant of this option is _______________. If you exercise the option and receive Common Stock (or a successor class of stock) of the Company, you will not have any taxable income at that time, provided you hold the stock for at least one year from the date of exercise, or two years from the date of this letter (whichever is later). However, an amount equal to the difference between the fair market value of the stock (as of the date of exercise) and the exercise price you pay will be counted as income for alternative minimum tax purposes. Finally, if you hold the stock for the requisite periods (as described above), upon eventual sale of the stock you will have taxable income (taxed at long term capital gain rates) equal to the sale price minus the exercise price you paid for the stock. You should consider obtaining tax advice before exercising your option.

      YOUR PARTICULAR ATTENTION IS DIRECTED TO SECTION 8 OF THE PLAN, WHICH DESCRIBES CERTAIN IMPORTANT CONDITIONS RELATING TO FEDERAL AND STATE SECURITIES LAWS THAT MUST BE SATISFIED BEFORE THE OPTION CAN BE EXERCISED AND BEFORE THE COMPANY CAN ISSUE ANY SHARES TO YOU. THE COMPANY HAS NO OBLIGATION TO REGISTER THE SHARES THAT WOULD BE ISSUED UPON THE EXERCISE OF YOUR OPTION, AND IF IT NEVER REGISTERS THE SHARES, YOU MAY NOT BE ABLE TO SELL THE SHARES YOU RECEIVE UPON EXERCISE. AT THE PRESENT TIME, EXEMPTIONS FROM REGISTRATION UNDER FEDERAL AND STATE SECURITIES LAWS ARE VERY LIMITED AND MIGHT BE UNAVAILABLE TO YOU PRIOR TO THE EXPIRATION OF THE OPTION. CONSEQUENTLY, YOU MIGHT HAVE NO OPPORTUNITY TO EXERCISE THE OPTION AND RECEIVE, UPON SUCH EXERCISE, SHARES CAPABLE OF BEING RESOLD.

                                                Very truly yours,

                                                EVERGREENBANCORP, INC.
                                                By _____________________________
                                                     Its Chief Executive Officer

                          ACCEPTANCE AND ACKNOWLEDGMENT

      I, as resident of the State of __________, accept the incentive stock option described above and in the EvergreenBancorp, Inc. Amended 2000 Stock Option Plan and acknowledge receipt of a copy of this Agreement, including a copy of the Plan. I have reviewed the Plan and am aware of its terms, including the provisions of Section 8.

      Dated: _______________                          __________________________
                                                      Signature of Optionee

      By his or her signature below, the spouse of the Optionee, if such Optionee is legally married as of the date of this Agreement, acknowledges that having read this Agreement and the Plan, and being familiar with the terms and provisions thereof, agrees to be bound by all the terms and conditions of this Agreement and the Plan.

      Dated: _______________                          __________________________
                                                      Spouse's Signature

                                                      __________________________
                                                      Printed Name

      By his or her signature below, the Optionee represents that he or she is not legally married as of the date of this Agreement.

      Dated: _______________                          __________________________
                                                      Signature of Optionee